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                                                                    EXHIBIT 5.1

                           UNION PACIFIC CORPORATION
                               1416 Dodge Street
                             Omaha, Nebraska 68179

                                                               October 30, 2001

Union Pacific Corporation
1416 Dodge Street
Omaha, NE 68179

Dear Ladies and Gentlemen:

   I am Senior Corporate Counsel of Union Pacific Corporation, a Utah corporation (the "Company"), and I am familiar with the Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the shares of common stock, par value $2.50 per share, of the Company (the "Issued Stock") issuable upon completion of the Company's offer to exchange (the "Offer") in which each of the issued and outstanding shares of common stock ("Motor Cargo Common Stock"), no par value, of Motor Cargo Industries, Inc., a Utah corporation ("Motor Cargo"), may be exchanged for the right to receive from the Company, at the election of the holder thereof: (i) 0.26 of a share of Common Stock or (ii) $12.10 in cash in accordance with the terms of the Agreement and Plan of Merger, dated as of October 15, 2001, among Motor Cargo, the Company and Motor Merger Co., a Utah corporation and wholly owned subsidiary of the Company (the "Merger Agreement").

   I, or attorneys under my supervision, have examined the Merger Agreement, the Registration Statement, the Tender Offer Statement on Schedule TO and forms of the letter of election and transmittal and other ancillary documents being filed by the Company. I have examined such other documents and made such other investigations as I have deemed necessary or advisable for purposes of this opinion.

   Based thereon, I am of the opinion that the Issued Stock, when delivered in exchange for shares of Motor Cargo Common Stock pursuant to the Offer will be duly authorized, validly issued, fully paid and nonassessable.

   I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name under the caption "Legal Matters" in the prospectus contained in the Registration Statement.

                                          Very truly yours,

                                          /s/ James J. Theisen, Jr., Esq.